UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

__________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2019

P & F INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-5332	22-1657413
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification Number)

445 Broadhollow Road, Suite 100, Melville, New York 11747

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (631) 694-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

Florida Pneumatic Manufacturing Corporation (“Florida Pneumatic”), a wholly-owned subsidiary of P&F Industries, Inc. (the “Registrant”), entered into a purchase and sale agreement (the “PSA”) effective April 19, 2019 (the “Effective Date”) pursuant to which Florida Pneumatic agreed to sell (the “Sale”) certain real property located at 851 Jupiter Park Lane, Jupiter, Florida, as described in the PSA, including the building in which Florida Pneumatic conducts its primary operations (the “Property”), to Jupiter Warehouse Holdings LLC., a Florida limited liability company (the “Purchaser”), for a cash purchase price of Nine Million Five Hundred Thousand ($9,500,000.00) Dollars. The cash consideration includes a first deposit of $100,000, which the Purchaser deposited with the Escrow Agent (as defined in the PSA) within three business days after the execution and delivery of the PSA, and a second deposit of $850,000, which the Purchaser has agreed to deposit with the Escrow Agent within one day following the completion of a Inspection Period (as defined in the PSA) of up to 45 days. The PSA contains customary representations, warranties and covenants of the Seller and the Purchaser.

The Sale, contingent upon completion of due diligence and other conditions set forth in the PSA, is expected to close by July 3, 2019; however, there is no guarantee that the Sale will close in the timeframe the Registrant expects, or at all.

Pursuant to the terms of the PSA, the parties have agreed to enter into a lease (the “Lease”), the form of which is attached as an exhibit to the PSA. Pursuant to the terms of the Lease, upon the closing of the Sale, Florida Pneumatic would become the tenant with respect to an approximately 42,000 square foot portion of the Property (which has a total square footage of approximately 72,000 square feet). The Lease would be for a term of five years, with either party able to terminate after four years. The initial monthly Base Rent (as defined in the Lease) would be approximately $32,345 with annual escalations of three percent, and Florida Pneumatic would also be responsible for certain other payments of Additional Rent (as defined in the Lease) as set forth in the Lease, including certain taxes, assessments and operating expenses. In connection with the Sale, Florida Pneumatic is obligated to construct a demising wall, obtain certain permits and cause the Property to be separately metered for electricity.

The foregoing description of the PSA is qualified in its entirety by reference to the text of the PSA, which is filed herewith as Exhibit 10.1, and incorporated herein by reference.

Also effective as of April 19, 2019, the Registrant, its subsidiaries Florida Pneumatic and Hy-Tech Machine, Inc. (“Hy-Tech”, and together with the Registrant and Florida Pneumatic, collectively, “Borrowers”) and the Registrant’s subsidiaries Jiffy Air Tool, Inc. (“Jiffy”), ATSCO Holdings Corp. (“ATSCO”), Bonanza Properties Corp. (“Properties”), Continental Tool Group, Inc. (“Continental Tool”), Countrywide Hardware, Inc. (“Countrywide”), Embassy Industries, Inc. (“Embassy”) and Exhaust Technologies, Inc. (“Exhaust” and together with Jiffy, ATSCO, Properties, Continental Tool, Countrywide, Embassy and Exhaust, collectively, “Guarantors”) entered into Consent and Amendment No. 7 to Second Amended and Restated Loan and Security Agreement (the “Amendment”), with Capital One, National Association, as agent (the “Agent”) for the lenders (the “Lenders”) from time to time party to the Loan Agreement (as defined below). The Amendment amended the Second Amended and Restated Loan and Security Agreement, dated as of April 5, 2017, as amended from time to time (the “Loan Agreement”), among the Borrowers, the Guarantors, the Agent and the Lenders.

The Amendment, among other things, modified the Loan Agreement by revising and adding certain defined terms and revising certain covenants, in each case as set forth in the Amendment. Among other things, the Amendment provides for a consent of the Lenders to the Sale, provided that, among other things, the proceeds are used in the manner set forth in the Amendment. Furthermore, the Amendment suspends the requirement for the Borrowers to be in compliance with the covenant relating to a Fixed Charge Coverage Ratio (as defined in the Loan Agreement) for the period from the Measurement Period (as defined in the Amendment) ending April 30, 2019 through the Measurement Period ending March 31, 2020 (the “Fixed Charge Coverage Ratio Suspension Period”). The Amendment also establishes an Additional Availability Reserve (as defined in the Amendment) of $5.0 million to be in place until the later of (i) the end of the Fixed Charge Coverage Ratio Suspension Period and (ii) the date of delivery by the Borrowers of the requisite compliance certificate demonstrating compliance with the Fixed Charge Coverage Ratio covenant.

The foregoing description of the Amendment is qualified its entirety by reference to the full text of the Amendment attached as Exhibit 10.2 hereto and incorporated herein by reference.

9.01.	Financial Statements and Exhibits

(d)	Exhibits:

10.1	Purchase and Sale Agreement, dated as of April 19, 2019, by and between Florida Pneumatic and the Purchaser.

10.2	Consent and Amendment No. 7 to Second Amended and Restated Loan and Security Agreement, dated as of April 19, 2019, by and among the Borrowers, Guarantors, Lenders and Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P & F INDUSTRIES, INC.

Date: April 25, 2019
	By:	/s/ Joseph A. Molino, Jr.
Joseph A. Molino, Jr.
Vice President, Chief Operating Officer and Chief Financial Officer